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                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Williams Companies, Inc. on Form S-4 of our report dated January 27, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to litigation in which MAPCO is a defendant relating to an LPG explosion in April 1992), appearing in the Annual Report on Form 10-K of MAPCO Inc. for the year ended December 31, 1996 and to the references to us under the headings "Selected Financial Data" and "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Tulsa, Oklahoma
January 26, 1998